UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 26, 2008

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CHINA DIRECT, INC.

(Exact name of registrant as specified in its charter)

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Florida	0-26415	13-3876100
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

431 Fairway Drive, Suite 200, Deerfield Beach, Florida	33441
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (954) 363-7333 not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 26, 2008, CDI China, Inc., (“CDI China”) a wholly owned subsidiary of China Direct, Inc., entered into an Investment Framework Agreement (the “Agreement”) with Yuhu Chen and Genhu Chen (the “Chen’s”). Under the terms of the Agreement, CDI China will acquire a 51% interest in Baotou Xinjin Magnesium Co., Ltd., a Chinese limited liability company (“Xinjin Magnesium”) that will become a foreign invested enterprise (“FIE”). Xinjin Magnesium produces, sells and distributes magnesium and magnesium alloy products in China. Under the terms of the Agreement, the initial registered investment amount of Xinjin Magnesium to be contributed by the Chen’s and CDI China is approximately $14.3 million. Prior to formation of the FIE, Xinjin Magesium will increase its registered capital through a contribution by the Chen’s of approximately $4.4 million in the form of assets that will include magnesium production and other assets thereby increasing Xinjin Magnesium’s registered capital from $285,714 to approximately $4.7 million. Thereafter, the Chen’s have subscribed to invest an additional $2.3 million in the form of cash and fixed assets to obtain a 49% interest in Xinjin Magnesium. CDI China has subscribed to invest approximately $7.3 million in cash in Xinjin Magnesium to obtain a 51% interest. CDI China will make its cash contribution by way of an initial payment of approximately $4.7 million prior to June 30, 2008 and the balance of $2.6 million within two years of approval of Xinjin Magnesium’s business license by the Chinese government.

The April 29, 2008 press release attached hereto as Exhibit 99.1 inadvertently contained disclosure that CDI China’s obligations were subject to completion of an independent audit, due diligence, and applicable regulatory approvals.

Xinjin Magnesium, based in Baotou, Inner Mongolia, China, presently has an annual production capacity of approximately 6,000 metric tons of magnesium per year. The new joint venture will utilize a portion of the increased registered capital to increase capacity at its current facility to 12,000 metric tons annually. Xinjin Magnesium expects the additional production line should be operational in September 2008. The current infrastructure of the joint venture permits the utilization of the increased registered capital to further expand the annual production capacity to 18,000 metric tons. In 2008 Xinjin Magnesium estimates it will sell and distribute 4,000 to 5,000 metric tons of magnesium in excess of its production capacity until the new production line is fully operational in an effort to meet growing demand for magnesium. Xinjin Magnesium will purchase additional magnesium as necessary from third party manufacturers to satisfy orders from its customers.

The description of the terms and conditions of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such Agreement, an English translation of which is attached hereto as Exhibit 10.19 and incorporated herein by this reference.

Item 7.01	Regulation FD Disclosure.

On April 29, 2008, we issued a press release announcing that the execution of the Investment Framework Agreement described earlier in this report. The press release is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

The information contained in the press release attached hereto is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.18	Investment Framework Agreement dated as of April 26, 2008 by and between Baotou Xinjin Magnesium Co., Ltd. and CDI China, Inc.

99.1	Press Release dated April 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2008

CHINA DIRECT, INC.

By:  /s/ Yuejian (James) Wang

Yuejian (James) Wang

Chief Executive Officer